At Home Group Inc. Announces First Quarter Fiscal 2020 Financial Results

•	Q1 net sales increased 19.6%; comparable store sales[1] decreased 0.8%
•	Delivers Q1 EPS of $0.21; Q1 adjusted EPS[1] of $0.03
•	Updates fiscal 2020 outlook

Plano, Texas, June 6, 2019 -- At Home Group Inc. (NYSE: HOME), the home décor superstore, today announced its financial results for the first quarter ended April 27, 2019.

Lee Bird, Chairman and Chief Executive Officer, stated: “It was a challenging first quarter as we faced unusually adverse weather across a majority of our markets, resulting in comparable store sales below our expectations. However, favorability in new store weeks and the solid productivity of our non-comp stores enabled us to deliver nearly 20% net sales growth and adjusted earnings per share at the low end of our outlook range.  Because of the challenging weather, we have already taken swift markdown actions in order to sell through the necessary product at lower than expected margins and head into the fall in a cleaner inventory position.”

“In the first quarter, we continued to make great operational progress against our key strategic priorities including our second distribution center, which is ramping on time and under budget. Our direct sourcing penetration continues to grow, and both our loyalty program and brand awareness continue to expand. We are focused on making continued progress against all of our strategic priorities in fiscal 2020 and beyond.”

Mr. Bird added, “As we look to the rest of the year,  we are updating our outlook to reflect a softer start and recent industry trends, the related markdowns, and the margin impact of recently raised 25% tariffs. However, we have a strong, fresh assortment for the important fall and holiday selling seasons and compelling marketing campaigns to maximize performance. As an everyday low price retailer, we will remain sharp on price to deliver the great value our customers expect of us. We are focused on delivering on both our near and longer-term goals as we expand the At Home brand toward its full potential.”

For the Thirteen Weeks Ended April 27, 2019

•

The Company opened 11 new stores in the first quarter of fiscal 2020 and ended the quarter with 191 stores in 38 states. The Company has added a net 35 stores since the first quarter of fiscal 2019, representing a 22.4% increase.

•

Net sales increased 19.6% to $306.3 million from $256.2 million in the quarter ended April 27, 2019 driven by the net increase in open stores. Comparable store sales decreased 0.8% primarily due to adverse weather conditions.

•

Gross profit increased 3.3% to $88.1 million from $85.2 million in the first quarter of fiscal 2019. Gross margin decreased 450 basis points to 28.8% from 33.3% in the prior year period primarily due to costs associated with opening a second distribution center, increased occupancy costs resulting from both the adoption of ASC 842 “Leases” and fiscal year 2020 and 2019 sale-leaseback transactions, and, to a lesser extent, product margin contraction due to incremental markdowns.

•

Selling, general and administrative expenses (“SG&A”) increased 29.4% to $76.9 million from $59.5 million in the prior year period. Adjusted SG&A1 increased 30.5% to $76.0 million compared to a recast[3] $58.2 million in the first quarter of fiscal 2019. Adjusted SG&A1 as a percentage of net sales increased 210 basis points on a recast[3] basis to 24.8% primarily due to the timing of increased store labor to support our growth strategies, preopening expenses related to the timing of new store openings, and advertising to support our brand awareness initiatives.

•

Operating income increased 7.0% to $25.9 million compared to $24.2 million in the first quarter of fiscal 2019. Adjusted operating income[1] decreased 55.6% to $10.3 million from a recast[3] $23.2 million in the first quarter of fiscal 2019. Adjusted operating margin[1] decreased 570 basis points on a recast[3] basis to 3.4% of net sales driven by the gross margin and adjusted SG&A factors described above.

•

Interest expense increased to $7.8 million from $5.8 million in the first quarter of fiscal 2019 due to a year-over-year increase in interest rates as well as increased borrowings to support our growth strategies.

•

Income tax expense was $4.2 million compared to $0.1 million in the first quarter of fiscal 2019. The effective tax rate increased to 23.4% from 0.3% in the first quarter of fiscal 2019 primarily due to the recognition of excess tax benefits related to stock option exercises in the prior year period.

•

Net income was $13.9 million compared to $18.4 million in the first quarter of fiscal 2019. Adjusted Net Income[1] was $1.9 million compared to a recast[3] $18.2 million in the first quarter of fiscal 2019.

•	EPS was $0.21 compared to $0.28 in the first quarter of fiscal 2019. Adjusted EPS[1] was $0.03 compared to a recast[3] $0.28 in the first quarter of fiscal 2019.
•	Adjusted EBITDA[1] decreased to $33.8 million from $42.2 million in the first quarter of fiscal 2019.

Sale-leaseback Transaction

In March 2019,  the Company completed a sale-leaseback transaction pursuant to which five properties were sold for a total of $74.7 million and contemporaneously leased back for cumulative initial annual rent of $5.0 million, subject to annual escalations. In accordance with ASC 842, the resulting gain on sale-leaseback of $16.5 million was recognized immediately in GAAP operating income. The Company excludes gains on sale-leaseback transactions from its non-GAAP earnings metrics. See “Non-GAAP Measures” below.

Balance Sheet Highlights as of April 27, 2019

•

Net inventories increased 44.1% to $408.0 million compared to a 12.3% increase to $283.1 million in the first quarter of fiscal 2019. The increase as of April 27, 2019 is primarily due to a 22.4% increase in the number of open stores,  incremental seasonal product due to lower than normal inventory in the prior year period, and the accelerated cadence of expected new store openings year-over-year.

•	Total liquidity (cash plus $121.6 million of availability under our revolving credit facility) was $136.9 million.
•

Total long-term debt was $346.3 million compared to $298.7 million as of April 28, 2018. Additionally, there was $228.0 million outstanding under our revolving credit facility as of April 27, 2019. Increased borrowings were primarily driven by an increase of 35 net new stores year-over-year.

Outlook & Key Assumptions

Below is an overview of the Company’s outlook and related assumptions for selected second quarter and fiscal 2020 financial data. Since the beginning of fiscal 2020, the Company has implemented the new lease accounting standard, ASC 842 “Leases,” which requires, among other things, a change to the accounting treatment of sale-leaseback transactions and the reclassification of certain of the Company’s financing obligations. For illustrative purposes only, the Company has provided the table below based on management estimates in order to assist investors in understanding the impact of ASC 842 for comparability purposes to fiscal 2019.

Illustrative
		Fiscal 2019	Impact of ASC 842	Fiscal 2019,
	Fiscal 2020 Outlook	as Reported	on Fiscal 2019(3)	as Recast(4)

Store growth	32 net (36 gross)
Sales	$1,370.0 million to $1,390.0 million, representing growth of 18% to 19%
Comp store sales	(1)% to 1%
Gross margin	29.2% to 29.4%, inclusive of 90 to 100 bps impact of second DC	33.1%	(90) bps	32.2%
Adjusted operating margin(1)(2)	6.6% to 6.9%, inclusive of 80 to 90 bps impact of second DC	10.7%	(120) bps	9.5%
Interest expense, net	Approximately $33.0 million	$27.1 million	$(2.4) million	$24.7 million
Effective tax rate(5)	23%, as compared to 0% in fiscal 2019
Adjusted Net Income(1)(2)	$44.0 million to $48.5 million, inclusive of approximately $(8.5) million to $(9.6) million impact of second DC	$86.0 million	$(8.8) million	$77.2 million
Adjusted EPS(1)(2)	$0.67 to $0.74, inclusive of $(0.13) to $(0.15) impact of second DC	$1.30	$ (0.13)	$1.17
Diluted weighted average shares outstanding	Approximately 66 million
Capital expenditures	$200 to $220 million, net of approximately $75 million of sale-leaseback proceeds

Illustrative
		Q2 Fiscal 2019	Impact of ASC 842	Q2 Fiscal 2019,
	Q2 Fiscal 2020 Outlook	as Reported	on Q2 Fiscal 2019(3)	as Recast(4)

Store growth	13 net (13 gross)
Sales	$340.0 million to $345.0 million, representing growth of 18% to 20%
Comp store sales	(1)% to 1%
Adjusted operating margin(1)(2)	6.2% to 6.6%, inclusive of approximately 100 bps impact of second DC	10.9%	(110) bps	9.8%
Effective tax rate(5)	23%, as compared to 45.6% in Q2 fiscal 2019
Adjusted Net Income(1)(2)	$9.5 million to $11.0 million, inclusive of approximately $(2.7) million impact of second DC	$22.6 million	$(2.0) million	$20.6 million
Adjusted EPS(1)(2)	$0.14 to $0.17, inclusive of $(0.04) impact of second DC	$0.34	$ (0.03)	$0.31
Diluted weighted average shares outstanding	Approximately 66 million

(1) Represents a non-GAAP financial measure. For additional information about non-GAAP measures, including, where applicable, reconciliations to the most directly comparable financial measures presented in accordance with GAAP, please see “Non-GAAP Measures” below.

(2)We have not presented a quantitative reconciliation of the forward-looking non-GAAP measures adjusted operating margin, Adjusted Net Income and adjusted EPS to their most directly comparable GAAP financial measures because it is impractical to forecast certain items without unreasonable efforts due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of such items as well as the periods in which such items may be recognized. Such items include the gain to be recognized as a result of sale-leaseback transactions as well as the tax impact of certain stock-based compensation events.

(3) Represents the necessary adjustments to reflect management’s estimates, for illustrative purposes, of the impact of the adoption of ASC 842 on fiscal 2019 results, which requires, among other things, a change to the accounting treatment of sale-leaseback transactions and the reclassification of certain of our financing obligations.

(4) Represents second quarter and fiscal year 2019 results as adjusted for illustrative purposes to reflect the impact of ASC 842.

(5) We have not included an estimate of any potential impact on our forward-looking effective tax rate of certain stock-based compensation events, including the vesting of restricted stock units or the tax benefit from stock option exercises, due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of such items as well as the periods in which such items may be recognized. The impact of these events in any particular period may have a material effect on our effective tax rate for such period.

Conference Call Details

A conference call to discuss the first quarter fiscal year 2020 financial results is scheduled for today, June 6, 2019, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-0789 (international callers please dial 201-689-8562) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call, together with certain supplemental materials, will be available online at investor.athome.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.athome.com for 90 days.

Terminology

We define certain terms used in this release as follows:

"Adjusted EBITDA" means net income before net interest expense, loss from early extinguishment of debt, income tax provision and depreciation and amortization, adjusted for the impact of certain other items as defined in our debt agreements, including certain legal settlements and consulting and other professional fees, relocation and employee recruiting incentives, management fees and expenses, stock-based compensation expense, impairment of our trade name, gain on sale-leaseback and non-cash rent. Periods prior to the adoption of ASC 842 have been recast to show the illustrative impact of the accounting standard, which is non-cash in nature.

“Adjusted Net Income” means net income, adjusted for the gain on sale-leaseback, initial public offering related non-cash stock-based compensation expense and related payroll tax expenses and the income tax impact associated with the special one-time initial public offering bonus stock option exercises and other adjustments which include certain transaction costs. Periods prior to the adoption of ASC 842 have been recast to show the illustrative impact of the accounting standard, which is non-cash in nature.

“Adjusted operating income” means operating income, adjusted for the gain on sale-leaseback, non-cash stock-based compensation expense related to our initial public offering and related payroll tax expenses associated with special one-time initial public offering bonus grant stock option exercises and other adjustments which include certain transaction costs.  Periods prior to the adoption of ASC 842 have been recast to show the illustrative impact of the accounting standard, which is non-cash in nature.

“Adjusted SG&A” means selling, general and administrative expenses adjusted for certain expenses, including non-cash stock-based compensation expense related to our initial public offering and related payroll tax expenses associated with special one-time initial public offering bonus grant stock option exercises and other adjustments which include certain transaction costs. Periods prior to the adoption of ASC 842 have been recast to show the illustrative impact of the accounting standard, which is non-cash in nature.

"Comparable store sales" means, for any reporting period, the change in period-over-period net sales for the comparable store base, beginning with stores on the second day of the sixteenth full fiscal month following the store's opening. When a store is being relocated or remodeled, we exclude sales from that store in the calculation of comparable store sales until the first day of the sixteenth full fiscal month after it reopens. As it relates to At Home, “two-year comparable store sales basis” refers to the sum of the increase in comparable store sales for each of the current and preceding fiscal years.

“EPS” means diluted earnings per share.

“GAAP” means accounting principles generally accepted in the United States.

“Adjusted EPS” means Adjusted Net Income divided by diluted weighted average shares outstanding.

“Store-level Adjusted EBITDA” means Adjusted EBITDA, adjusted further to exclude the impact of costs associated with new store openings and certain corporate overhead expenses which we do not consider in our evaluation of the ongoing performance of our stores from period to period.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as "anticipate", "are confident", "assumed", "believe", "continue", "could", "estimate", "expect", "intend", “look forward”, "may", "might", "on track", “outlook”, "plan", "potential", "predict", “reaffirm”, "seek", "should", or "vision", or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our outlook and assumptions for financial performance for the second quarter and fiscal year 2020, as well as statements about the markets in which we operate, expected new store openings, our real estate strategy, growth targets, potential growth opportunities, impact of expected stock option exercises, future capital expenditures, and estimates of expenses we may incur in connection with equity incentive awards to management and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this document are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those factors described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended January 26, 2019 and other reports that we file with the Securities and Exchange Commission (“SEC”), may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this release are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this release. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate, are consistent with the forward-looking statements contained in this release, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this release speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this document.

About At Home Group Inc.

At Home (NYSE:HOME), the home decor superstore, offers more than 50,000 on-trend home products to fit any budget or style, from furniture, mirrors, rugs, art and housewares to tabletop, patio and seasonal decor. At Home is headquartered in Plano, Texas, and currently operates 196 stores in 39 states. For more information, please visit us online at investor.athome.com.

-Financial Tables to Follow-

AT HOME GROUP INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	April 27, 2019	January 26, 2019	April 28, 2018
Assets
Current assets:
Cash and cash equivalents	$15,332	$10,951	$13,532
Inventories, net	408,033	382,023	283,107
Prepaid expenses	8,284	7,949	9,239
Other current assets	10,023	13,626	9,234
Total current assets	441,672	414,549	315,112
Operating lease right-of-use assets	1,033,976	—	—
Property and equipment, net	685,208	682,663	528,710
Goodwill	569,732	569,732	569,732
Trade name	1,458	1,458	1,458
Debt issuance costs, net	1,429	1,539	1,868
Restricted cash	2,515	2,515	2,515
Noncurrent deferred tax asset	21,237	52,805	39,277
Other assets	954	945	736
Total assets	$2,758,181	$1,726,206	$1,459,408
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$125,103	$115,821	$76,194
Accrued and other current liabilities	119,585	117,508	92,758
Revolving line of credit	227,960	221,010	183,500
Current portion of operating lease liabilities	57,048	—	—
Current portion of deferred rent	—	11,364	10,512
Current portion of long-term debt	3,980	4,049	3,600
Income taxes payable	1,896	—	1,583
Total current liabilities	535,572	469,752	368,147
Operating lease liabilities	1,042,142	—	—
Long-term debt	336,829	336,435	289,397
Financing obligations	9,301	35,038	28,152
Deferred rent	—	169,339	147,605
Other long-term liabilities	4,161	4,556	5,508
Total liabilities	1,928,005	1,015,120	838,809
Shareholders' Equity
Common stock; $0.01 par value; 500,000,000 shares authorized; 63,959,406, 63,609,684 and 62,354,101 shares issued and outstanding, respectively	640	636	624
Additional paid-in capital	650,286	643,677	583,837
Retained earnings	179,250	66,773	36,138
Total shareholders' equity	830,176	711,086	620,599
Total liabilities and shareholders' equity	$2,758,181	$1,726,206	$1,459,408

AT HOME GROUP INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(Unaudited)

	Thirteen Weeks Ended
	April 27, 2019	April 28, 2018

Net sales	$306,264	$256,161
Cost of sales	218,213	170,917
Gross profit	88,051	85,244

Operating expenses
Selling, general and administrative expenses	76,929	59,465
Depreciation and amortization	1,761	1,579
Total operating expenses	78,690	61,044
Gain on sale-leaseback	16,528	—

Operating income	25,889	24,200
Interest expense, net	7,769	5,778
Income before income taxes	18,120	18,422
Income tax provision	4,237	61
Net income	$13,883	$18,361

Earnings per share:
Net income per common share:
Basic	$0.22	$0.30
Diluted	$0.21	$0.28
Weighted average shares outstanding:
Basic	63,672,824	61,758,330
Diluted	65,815,833	65,889,163

AT HOME GROUP INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Thirteen Weeks Ended
	April 27, 2019	April 28, 2018
Operating Activities
Net income	$13,883	$18,361
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,530	11,456
Loss on disposal of fixed assets	109	31
Non-cash interest expense	581	501
Gain on sale-leaseback	(16,528)	—
Amortization of deferred gain on sale-leaseback	—	(1,978)
Deferred income taxes	(1,176)	(5,716)
Stock-based compensation	1,848	2,128
Changes in operating assets and liabilities:
Inventories	(26,010)	(13,264)
Prepaid expenses and other current assets	1,574	4,091
Other assets	(8)	(420)
Accounts payable	3,474	(5,263)
Accrued liabilities	(1,549)	(9,117)
Income taxes payable	1,896	1,583
Operating lease assets and liabilities	6,541	—
Deferred rent	—	4,315
Net cash provided by operating activities	1,165	6,708
Investing Activities
Purchase of property and equipment	(80,572)	(78,587)
Net proceeds from sale of property and equipment	63,808	49,637
Net cash used in investing activities	(16,764)	(28,950)
Financing Activities
Payments under lines of credit	(215,580)	(131,000)
Proceeds from lines of credit	222,530	152,500
Payment of debt issuance costs	(256)	—
Payments on financing obligations	(60)	(139)
Proceeds from financing obligations	9,571	—
Payments on long-term debt	(989)	(828)
Proceeds from exercise of stock options	4,764	9,231
Net cash provided by financing activities	19,980	29,764
Increase in cash, cash equivalents and restricted cash	4,381	7,522
Cash, cash equivalents and restricted cash, beginning of period	13,466	8,525
Cash, cash equivalents and restricted cash, end of period	$17,847	$16,047

Supplemental Cash Flow Information
Cash paid for interest	$7,001	$5,033
Cash paid (received) for income taxes	$72	$(160)
Supplemental Information for Non-cash Investing and Financing Activities
Increase in current liabilities of property and equipment	$9,039	$13,670
Property and equipment reduction due to sale-leaseback	$—	$(26,982)
Property and equipment additions due to build-to-suit lease transactions	$—	$8,660

Non-GAAP Measures

Certain financial measures presented in this release, such as comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, adjusted EPS and Store-level Adjusted EBITDA, are not recognized under GAAP.

We present comparable store sales, which is not a recognized financial measure under GAAP, because it allows us to evaluate how our store base is performing by measuring the change in period-over-period net sales in stores that have been open for the applicable period. We present Adjusted EBITDA and Store-level Adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as interest, depreciation, amortization, loss on extinguishment of debt, impairment charges and taxes. We present adjusted SG&A, adjusted operating income, Adjusted Net Income and adjusted EPS, which are not recognized financial measures under GAAP, because we believe investors’ understanding of our operating performance is enhanced by the disclosure of selling, general and administrative expenses, operating income, net income and earnings per diluted share adjusted for items that we do not believe are indicative of our core operating performance.

You are encouraged to evaluate each of these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating our non-GAAP measures, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentations. In particular, Store-level Adjusted EBITDA does not reflect costs associated with new store openings, which are incurred on a limited basis with respect to any particular store when opened and are not indicative of ongoing core operating performance, and corporate overhead expenses that are necessary to allow us to effectively operate our stores and generate Store-level Adjusted EBITDA. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of our non-GAAP financial measures in the future, and any such modification may be material. In addition, comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, adjusted EPS and Store-level Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

Comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, adjusted EPS and Store-level Adjusted EBITDA have limitations as analytical tools and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. We compensate for these limitations by relying primarily on our GAAP results and using comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, adjusted EPS and Store-level Adjusted EBITDA only as supplemental information.

The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP measures adjusted operating income, Adjusted Net Income and adjusted EPS to their most directly comparable GAAP financial measures because it is impractical to forecast certain items without unreasonable efforts due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of and the periods in which such items may be recognized.

AT HOME GROUP INC.

Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except share and per share data)

(Unaudited)

The tables below reconcile the non-GAAP financial measures of adjusted SG&A, adjusted operating income, Adjusted Net Income, adjusted EPS, Adjusted EBITDA and Store-level Adjusted EBITDA to their most directly comparable GAAP financial measures.  Periods prior to the adoption of ASC 842 have been adjusted in the tables below to show the illustrative impact of the accounting standard based on management’s estimates for comparability purposes.

Reconciliation of selling, general and administrative expenses as reported to adjusted SG&A

	Thirteen Weeks Ended
	April 27, 2019	April 28, 2018

Selling, general and administrative expenses, as reported	$76,929	$59,465
Adjustments:
Stock-based compensation related to special one-time IPO bonus grant(a)	—	(1,296)
Payroll tax expense related to special one-time IPO bonus stock option exercises(b)	(36)	(11)
Other(c)	(899)	(522)
Adjusted selling, general and administrative expenses, as reported	75,994	57,636
Illustrative impact of ASC 842(d)	—	585
Adjusted selling, general and administrative expenses, as recast	$75,994	$58,221

Reconciliation of operating income as reported to adjusted operating income

	Thirteen Weeks Ended
	April 27, 2019	April 28, 2018

Operating income, as reported	$25,889	$24,200
Adjustments:
Gain on sale-leaseback(e)	(16,528)	—
Stock-based compensation related to special one-time IPO bonus grant(a)	—	1,296
Payroll tax expense related to special one-time IPO bonus stock option exercises(b)	36	11
Other(c)	899	522
Adjusted operating income, as reported	10,296	26,029
Illustrative impact of ASC 842(d)	—	(2,838)
Adjusted operating income, as recast	$10,296	$23,191
Adjusted operating margin, as recast	3.4%	9.1%

Reconciliation of net income as reported to Adjusted Net Income

	Thirteen Weeks Ended
	April 27, 2019	April 28, 2018

Net income, as reported	$13,883	$18,361
Adjustments:
Gain on sale-leaseback(e)	(16,528)	—
Stock-based compensation related to special one-time IPO bonus grant(a)	—	1,296
Payroll tax expense related to special one-time IPO bonus stock option exercises(b)	36	11
Other(c)	899	522
Tax impact of adjustments to net income(f)	3,612	(11)
Tax benefit related to special one-time IPO bonus stock option exercises(g)	(6)	(54)
Adjusted Net Income, as reported	1,896	20,125
Illustrative impact of ASC 842(d)	—	(1,885)
Adjusted Net Income, as recast	1,896	18,240
Diluted weighted average shares outstanding	65,815,833	65,889,163
Adjusted EPS, as reported	0.03	0.31
Illustrative impact of ASC 842(d)	—	(0.03)
Adjusted EPS, as recast	$0.03	$0.28

(a)

Non-cash stock-based compensation expense associated with a special one-time initial public offering bonus grant to certain members of senior management (the “IPO grant”), which we do not consider in our evaluation of our ongoing performance. The IPO grant was made in addition to the ongoing equity incentive program that we have in place to incentivize, retain and motivate our employees, officers and non-employee directors and was made to reward certain senior executives for historical performance and allow them to benefit from future successful outcomes for certain existing stockholders.

(b)	Payroll tax expense related to stock option exercises associated with the IPO grant, which we do not consider in our evaluation of our ongoing performance.
(c)	Other adjustments include amounts management believes are not representative of our ongoing operations, including transaction costs.
(d)

Represents the necessary adjustments to reflect management’s estimates of the impact of the adoption of ASC 842 on fiscal 2019 results, which requires, among other things, a change to the accounting treatment of sale-leaseback transactions and the reclassification of certain of our financing obligations.

(e)	As of January 27, 2019, we fully recognized the gains on sale-leaseback transactions on the condensed consolidated statements of income in accordance with ASC 842.
(f)

Represents the income tax impact of the adjusted expenses using the annual effective tax rate excluding discrete items. After giving effect to the adjustments to net income, the adjusted effective tax rate was 25.0% and 0.6% for the thirteen weeks ended April 27, 2019 and April 28, 2018, respectively.

(g)	Represents the income tax benefit related to stock option exercises associated with the IPO grant.

Reconciliation of net income to EBITDA, Adjusted EBITDA and Store-level Adjusted EBITDA

	Thirteen Weeks Ended
	April 27, 2019	April 28, 2018

Net income, as reported	$13,883	$18,361
Interest expense, net	7,769	5,778
Income tax provision	4,237	61
Depreciation and amortization(a)	16,530	11,456
EBITDA, as reported	42,419	35,656
Gain on sale-leaseback(b)	(16,528)	—
Consulting and other professional services(c)	1,581	2,348
Stock-based compensation expense(d)	1,848	832
Stock-based compensation related to special one-time IPO bonus grant(e)	—	1,296
Non-cash rent(b)	4,376	1,657
Other(f)	54	414
Adjusted EBITDA, as reported	33,750	42,203
Illustrative impact of ASC 842(g)	—	(916)
Adjusted EBITDA, as recast	33,750	41,287
Costs associated with new store openings(h)	7,060	3,739
Corporate overhead expenses(i)	23,897	22,208
Less illustrative impact of ASC 842(g)	—	916
Store-level Adjusted EBITDA, as reported	64,707	68,150
Illustrative impact of ASC 842(g)	—	(400)
Store-level Adjusted EBITDA, as recast	$64,707	$67,750

(a)	Includes the portion of depreciation and amortization expenses that are classified as cost of sales in our condensed consolidated statements of income.
(b)

Consists of the non-cash portion of rent, which reflects the extent to which our GAAP straight-line rent expense recognized exceeds or is less than our cash rent payments, partially offset, for the thirteen weeks ended April 28, 2018, by the amortization of deferred gains on sale-leaseback transactions that are recognized to rent expense on a straight-line basis through the applicable lease term. The offsetting amount relating to the amortization of deferred gains on sale-leaseback transactions was $(2.0) million during the thirteen weeks ended April 28, 2018. As of January 27, 2019, we fully recognized the gains on sale-leaseback transactions on the condensed consolidated statements of income in accordance with ASC 842. The GAAP straight-line rent expense adjustment can vary depending on the average age of our lease portfolio, which has been impacted by our significant growth. For newer leases, our rent expense recognized typically exceeds our cash rent payments while for more mature leases, rent expense recognized is typically less than our cash rent payments.

(c)

Primarily consists of (i) consulting and other professional fees with respect to projects to enhance our merchandising and human resource capabilities and other company initiatives; and (ii) transaction costs.

(d)	Non-cash stock-based compensation expense related to the ongoing equity incentive program that we have in place to incentivize, retain and motivate our employees, officers and non-employee directors.
(e)

Non-cash stock-based compensation expense associated with the IPO grant, which we do not consider in our evaluation of our ongoing performance. The IPO grant was made in addition to the ongoing equity incentive program that we have in place to incentivize, retain and motivate our employees, officers and non-employee directors and was made to reward certain senior executives for historical performance and allow them to benefit from future successful outcomes for certain existing stockholders.

(f)

Other adjustments include amounts our management believes are not representative of our ongoing operations, including a payroll tax expense of $0.3 million related to the exercise of stock options for the thirteen weeks ended April 28, 2018.

(g)

Represents the necessary adjustments to reflect management’s estimates of the impact of the adoption of ASC 842 on fiscal year 2019 results, which requires, among other things, a change to the accounting treatment of sale-leaseback transactions and the reclassification of certain of our financing obligations.

(h)

Reflects non-capital expenditures associated with opening new stores, including marketing and advertising, labor and cash occupancy expenses. Costs related to new store openings represent cash costs, and you should be aware that in the future we may incur expenses that are similar to these costs. We anticipate that we will continue to incur cash costs as we open new stores in the future. We opened eleven and nine new stores during the thirteen weeks ended April 27, 2019 and April 28, 2018, respectively.

(i)

Reflects corporate overhead expenses, which are not directly related to the profitability of our stores, to facilitate comparisons of store operating performance as we do not consider these corporate overhead expenses when evaluating the ongoing performance of our stores from period to period. Corporate overhead expenses, which are a component of selling, general and administrative expenses, are comprised of various home office general and administrative expenses such as payroll expenses, occupancy costs, marketing and advertising, and consulting and professional fees. Store-level Adjusted EBITDA should not be used as a substitute for consolidated measures of profitability or performance because it does not reflect corporate overhead expenses that are necessary to allow us to effectively operate our stores and generate Store-level Adjusted EBITDA. We anticipate that we will continue to incur corporate overhead expenses in future periods.

Investor Relations:
ICR, Inc.
Farah Soi/Rachel Schacter
203.682.8200
Farah.Soi@icrinc.com

Rachel.Schacter@icrinc.com

At Home

Bethany Perkins

972.265.1326

InvestorRelations@AtHome.com

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